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                                                                   EXHIBIT 10.10

                          SETTLEMENT AGREEMENT


          THIS SETTLEMENT AGREEMENT ("Agreement") is entered into effective as of the 30th day of June, 1995, by and between Intag International Limited, ACN 009 270 188, a company organization and existing under the laws of New South Wales, Australia ("Intag"), and Racom Systems, Inc., a corporation organized and existing under the laws of Delaware, U.S.A. ("Racom").


                                RECITALS


          A. Pursuant to the terms of that certain Racom/Intag In-Charge Strategic Agreement negotiated between Intag and Racom ("In-Charge Agreement"), Racom agreed to sublicense to Intag certain ferroelectric technology rights Racom had previously licensed from Ramtron International Corporation ("Ramtron").

          B. The In-Charge Agreement was prepared and was subject to final review and approval of the Board of Directors of Racom. In expectation of the execution of the In-Charge Agreement, Racom received a deposit of US$l million from Intag and is entitled to receive a further payment of US$l million.

          C. Ramtron, however, did not consent to the execution of the In-Charge Agreement and thus, such agreement was never executed.

          D. Pursuant to the terms of that certain Bagtag/Intertrak License Agreement between Intag and Intag Systems, Inc. ("ISI"), a wholly owned subsidiary of Racom ("Bagtag Agreement"), Intag agreed to sublicense the Bagtag/Intertrak technology to ISI which Intag had previously obtained from Magellan Consolidated Pty Limited ACN 050 219 666 ("Magellan").

          E. The Bagtag Agreement was prepared and was subject to final review and approval by the Board of Directors of Intag and also of Magellan. In expectation of the execution of the Bagtag Agreement, Intag received a deposit from Racom in the amount of US$200,000 and a deposit from ISI in the amount of US$300,000.

          F. Magellan, however, did not consent to the execution of the Bagtag Agreement and thus, such agreement was never executed.

          G. As a result of these and other outstanding issues, Intag, Racom and Ramtron entered into a binding memorandum of understanding dated May 8, 1995 ("MOU"), whereunder Intag and Racom have agreed to modify and finally settle several outstanding issues between the parties including, without limitation, issues in connection with the In-Charge Agreement and the Bagtag Agreement.

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          H.  Intag and Racom now desire to set forth their intention and agreement to resolve these outstanding issues between the parties all as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

                                    AGREEMENT

          1. IN-CHARGE AGREEMENT. Racom and Intag hereby agree to abandon all discussions concerning the In-Charge Agreement and the license by Racom to Intag of certain ferroelectric technology thereunder. Pursuant to the terms of the MOU, the parties anticipate that the license of such ferroelectric technology to Intag shall be granted directly by Ramtron. In connection with the abandonment of discussions concerning the In-Charge Agreement, Racom shall return to Intag the US$1 million deposit previously paid by Intag to Racom. Such amount shall be settled between the parties as specified in Section 4 below.

          2. RACOM CONSENT. Racom hereby consents to the Ramtron/Intag license described in Section 1 above. Notwithstanding the above, Racom's consent shall only be valid for a license by Ramtron to Intag of the ferroelectric technology for exclusive use in combination with contactless technology (and including a microprocessor) for airline, postal, courier and conveyor-fed applications. It is expected that Intag will hold these rights exclusively except that Racom shall also have the right to sell financial transaction cards in those markets which are not conveyor fed and do not require a tunnel reader. As part of such license, Intag shall also be granted a non-exclusive, worldwide rights to develop and sell products incorporating the ferroelectric and contactless technology (but not incorporating a microprocessor) for other RFID applications. Such license shall not grant to Intag the right to manufacture FRAM chips.

          3. BAGTAG/INTERTRAK AGREEMENT. In contemplation of Intag and ISI entering into the Bagtag Agreement, Intag received a deposit from Racom in the amount of US$200,000 and a deposit from ISI in the amount of US$300,000. The parties hereby agree to abandon further discussions concerning the Bagtag Agreement and Intag agrees to (i) refund to Racom the US$200,000 deposit and
(ii) refund to ISI the US$300,000 deposit. All such refunds shall be settled in the manner specified in Section 4 before. Intag acknowledges and agrees that the ISI deposit specified above was made by ISI pursuant to advances from Racom. Accordingly, Intag acknowledges and agrees that ISI, upon receipt of such deposit refund, shall repay such advances to Racom. Following such repayment by ISI, Intag agrees to purchase all of the issued and outstanding common stock of ISI from Racom for a purchase price of US$100,000. Such purchase shall be consummated pursuant to a Stock Purchase Agreement substantially in the form of Exhibit A attached hereto and incorporated herein.

          4. COMPENSATION AND PAYMENTS. As partial consideration for Racom's consent described above and for the other agreements contained herein, Intag
(i) has paid to Racom the sum of US$200,000 (net), (ii) has paid to Ramtron, on behalf of Racom, the sum of


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US$600,000, and (iii) shall offset the sum of US$400,000 against amounts owed by Racom to Intag, as set forth below,

          As additional consideration, effective on the date of this Agreement, Intag agrees to convert all amounts of principal and interest outstanding under the Original Loans and the Working Capital Loans, as such amounts are shown on Exhibit B attached hereto and incorporated herein, to Racom common stock, par value $0.01, at $1.50 and $2.50 per share, respectively.

          Additionally, the parties agree that effective on the effective date of this Agreement, the parties shall offset all amounts owed by Intag to Racom under section 4(iii) above against US$400,000 of principal owed by Racom to Intag under the license amendment loan. Racom shall pay to Intag all interest outstanding under such loan within ninety (90) days following the effective date hereof.

          Intag also agrees to defer Racom's payment of the US$500,000 in Secured Promissory Notes due by Racom to Intag for a period of twelve (12) months from the date of this Agreement, or until Racom is reasonably able to repay such amount out of proceeds from new capital raisings, whichever occurs first.

          With regard to the refund of deposits for the In-Charge Agreement and Bagtag Agreement as specified above, effective on the date of this Agreement, the parties agree that Intag shall offset the amount of US$ 600,000 (constituting the US$ 200,000 deposit refund to Racom, the US$300,000 deposit refund to ISI and the US$100,000 purchase price for the ISI stock) against the In-Charge deposit owed by Racom to Intag. Effective on the date of this Agreement, the remaining US$400,000 shall be converted by Intag to Racom common stock, par value $0.01, at a rate of US$2.50 per share (160,000 shares).

          5. TERMINATION OF SECURITY AGREEMENT. Upon payment in full by Racom of all amounts outstanding as Secured Promissory Notes as described in Section 4 above, Intag shall terminate the Assignment and Security Agreement entered into by the parties on March 23, 1995 ("Security Agreement"), and concurrent with such termination, Intag shall take all reasonable steps and execute all reasonable documentation to release its security interest in all collateral subject to such Security Agreement.

          6. GATAF SUBLICENSE. Racom hereby agrees to sublicense to Intag certain assembly and marketing (but not manufacturing) rights for the sole purpose of further sublicensing such rights to Gataf. The sublicense to Gataf shall be subject to Racom's review and approval, not to be unreasonably withheld, of Intag's sublicense agreement with Gataf. Intag and Racom agree to jointly support the modification and implementation of the Gataf sublicense, sharing equally in any future license fees and/or royalties net of expenses attributable to Racom products.

          7. SUCCESSORS AND ASSIGNS AND BINDING EFFECT. The rights and benefits of the parties under this Agreement shall accrue to, and run in favor of, each party's successors and assigns.


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The rights and obligations of the parties under this Agreement shall be binding upon their respective successors and assigns.

          8. ASSIGNMENTS. No party shall make or purport to make any assignment, transfer or conveyance, in whole or in part, of its rights and obligations under this Agreement without the prior written consent of the other party such consent to be within the other party's sole discretion.

          9. GOVERNING LAW. This Agreement shall take effect under, be construed and enforced according to, and be governed by the laws in force in the State of Colorado, USA, without reference to conflict of laws principles.

          10. SEVERABILITY. The provisions of this Agreement are severable. If any provision or part of this Agreement shall be held by any court or other official body of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provision or parts hereof shall continue to be given effect and shall bind the parties hereto unless the unenforceability or illegality has the consequence of substantially altering the respective rights and obligations of the parties hereto.

          11. WAIVERS. Any waiver exercised under any provision of this Agreement shall not be deemed a general waiver with respect to any other provision of this Agreement, and no failure to exercise and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, except where specified to the contrary herein, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies provided herein are, and shall be interpreted to be, cumulative and not exclusive of any other rights provided by law or otherwise.

          12. NOTICES. All notices permitted or required to be given to the parties of this Agreement shall be in writing and delivered personally or sent by certified or registered airmail (return receipt required, postage prepaid), by air freight (return receipt requested), or by telefax or telex (with receipt acknowledgement requested) addressed to the respective party at its usual and principal place of business. Such notices shall be deemed to have been effectively given and received on the day of delivery if delivered personally, or, if by telegram, telefax, telex, or air freight, on the next day following the sending of such notice by telegram, telefax, telex, or air freight provided that receipt shall have been acknowledged, and, if mailed, on the seventh (7th) business day following such mailing.

          13. ENTIRE AGREEMENT. This Agreement contains the entire and only agreement of the parties with respect to the subject matter contained herein and supersedes and entirely replaces any and all other agreements either oral or written between the parties with respect thereto including, without limitation, the provisions of the MOU relating to the parties, and each of the parties acknowledges that it has no claims against the other under or arising from any prior understanding or document. No agreement, statement or promise relating to the subject matter


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of this Agreement, executed prior to the date hereof, which is not contained herein shall be valid or binding.

          14. CHANGES OR AMENDMENT. Any change, revision, termination or attempted waiver of any of the provisions contained in this Agreement shall not be binding unless in writing and signed by the party against whom the same is sought to be enforced. This Section may only be waived in writting. This Agreement shall be amended or supplemented only by written instrument duly executed by or on behalf of the parties hereto.

          15. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

          IN WITNESS WHEREOF, the undersigned parties to this Agreement have executed this document as of the date and year first above written.


INTAG INTERNATIONAL LIMITED                      RACOM SYSTEM, INC.


By:                                              By:
   ----------------------------                     ---------------------------

Name:                                            Name:
     --------------------------                       -------------------------

Title:                                           Title:
      -------------------------                        ------------------------









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